                                                                  EXHIBIT (4)(e)

                          REVOLVING CREDIT AGREEMENT

         This Revolving Credit Agreement (the "Agreement") is made and entered into as of the 29th day of December, 2000 by and between REPUBLIC BANCORP, INC. (the "Borrower") and FIRSTAR BANK, NATIONAL ASSOCIATION (the "Bank").

                            ARTICLE I. DEFINITIONS

         1.1  Definitions.  Except as otherwise provided, all accounting terms
              -----------
will be construed in accordance with generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in paragraph 4.11, and financial data submitted pursuant to this Agreement will be prepared in accordance with such principles. Terms not defined herein which are defined in the Borrower's Debenture Purchase Agreement dated as of January 29, 1996, as amended November 19, 1999, shall have the meanings set forth therein. As used herein:

              (a) "Revolving Note Maturity Date" means December 29, 2001 or such
                   ----------------------------
earlier date on which the Note becomes immediately due and payable pursuant to
Article VI hereof.

              (b) "Subsidiary" or "Subsidiaries" means the Subsidiary Bank and
                   ----------------------------
any entity of which the Borrower owns, directly or through another Subsidiary, at the date of determinations, more than 50% of the outstanding stock having ordinary voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency.

         (c)  "Subsidiary Bank" means Republic Bank, a Michigan banking
               ---------------
corporation.

                        ARTICLE II. THE CREDIT FACILITY

         2.1  Revolving Credit Facility. From time to time prior to the
              -------------------------
Revolving Note Maturity Date, the Borrower may borrow from the Bank up to the aggregate principal amount outstanding at any one time of up to $30,000,000. All revolving loans hereunder will be evidenced by a single promissory note of the Borrower payable to the order of the Bank (the "Note"). Although the Note will be expressed to be payable in the full amount set forth above, the Borrower will be obligated to pay only the amount of loans actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.

         2.2  Procedure for Borrowing. The Borrower will request an advance by
              -----------------------
written notice or by telephonic notice confirmed in writing mailed the same day (which notice will be irrevocable) to the Bank not later than 11:00 a.m., Milwaukee, Wisconsin time, on the proposed Borrowing Date, or the date which is two (2) banking days prior to the proposed Borrowing Date in the case of a LIBOR Rate Loan (as defined in section 2.4 below). In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice will control. Each such request will be effective upon receipt by the Bank and will specify (a) the amount of the requested advance, (b) the proposed borrowing date therefore and (c) the interest rate selected.

         2.3  Advances and Paying Procedure. The Bank is authorized and directed
              -----------------------------
to credit any of the Borrower's accounts with the Bank (or to the account the Borrower designates in writing) for all loans made hereunder, and the Bank is authorized to debit such account or any other account of the borrower with the Bank for the amount of any principal or interest due under the Note or other amounts due hereunder on the due date with respect thereto. The Borrower will maintain a demand deposit account at the Bank to facilitate borrowings and repayments hereunder.

         2.4  Interest Rate Options. Interest on each advance hereunder shall
              ---------------------
accrue at one of the following per annum rates selected by the Borrower (i) upon notice to the Bank, 85 basis points plus the rate, determined solely by the Bank, at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for an overnight period, including FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency, such rate to be reset daily (such rate the "Floating Rate" and each such advance a "Floating Rate Loan"); or (ii) upon two banking days prior notice, 75 basis points plus the 1,2,3 or 6 month LIBOR rate quoted by Bloomberg (which shall be the LIBOR rate in effect two banking days prior to commencement of the LIBOR loan advance) (a "LIBOR Rate Loan"). The term "Money Markets" refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and others. If a LIBOR Rate Loan is prepaid by the Borrower, whether as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. In the event the Borrower does not timely select another interest rate option for a stated period after a LIBOR Rate Loan expires, the Floating Rate shall apply. In no event shall more than 10 rates of interest be in effect at any one time. The Bank's internal records of applicable interest rates shall be determinative in the absence of error. Advances hereunder shall be in a minimum amount of $500,000. Each rate option selected for a LIBOR Rate Loan shall apply to a minimum principal amount of $1,000,000. For determining time and payment dates for LIBOR Rate Loans, the London business day shall be the standard convention. In the event after the date of initial funding any governmental authority subjects Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such costs or lost income resulting therefrom as reasonably determined by the Bank.

         2.5   Continuation and Conversion.
               ---------------------------

               (a) Conversion. The Borrower may elect from time to time,
                   ----------
subject to the terms and conditions of this Agreement, to convert all or a portion of the outstanding Floating Rate Loan to the LIBOR Rate Loan.

               (b) Automatic Conversion. A Floating Rate Loan will continue as a
                   --------------------
Floating Rate Loan unless and until converted to a LIBOR Rate Loan. At the end of the applicable Interest period for a LIBOR Rate Loan, such LIBOR rate Loan will automatically be converted into a Floating Rate Loan unless the Borrower will have given the Bank notice requesting that, at the end of such interest period, all or a portion of such LIBOR Rate Loan be continued as a LIBOR Rate Loan.

               (c) Conversion and Continuation Procedure. The Borrower will give
                   -------------------------------------
the Bank irrevocable notice of each conversion of a Floating Rate Loan or continuation of a LIBOR Rate Loan not later than 11:00 a.m., Milwaukee time, two banking days prior to the date of the requested conversion or continuation, specifying (i) the requested date of such conversion or continuation; (ii) the amount of the advance to be converted or continued; (iii) the rate of interest selected; (iv) the amount of the LIBOR Rate Loan into which such loan is to be converted or continued; and (v) the duration of the interest period applicable thereto.

               (d) No Conversion or Continuation Upon Default. Notwithstanding
                   ------------------------------------------
anything to the contrary contained in this section, an advance may not be converted or continued as a LIBOR Rate Loan when any default has occurred and is continuing under this Agreement.

         2.6   Payment Schedule. Interest on a LIBOR Rate Loan is payable at the
               ----------------
end of the applicable interest period. Interest on a Floating Rate Loan is payable quarterly commencing three months after the date the Floating Rate Loan is advanced and continuing on the same date of each third month thereafter. The unpaid principal balance of the Note and all accrued interest thereon shall be due and payable on the Revolving Note Maturity Date.

         2.7   Default Interest Rate. All amounts remaining unpaid after
               ---------------------
maturity thereof, whether at fixed maturity or by reason of acceleration of maturity, shall bear interest from and after maturity until paid at a rate per annum equal to the rate otherwise in effect plus two (2.00%) percentage points, payable on demand.

         2.8   Calculation of Interest. Interest will be computed for the actual
               -----------------------
number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

         2.9   Late Payment Fee. Subject to applicable law, if any payment is
               ----------------
not made on or before its due date, the Bank may collect a delinquency charge of 5% of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank's right to declare a default hereunder.

         2.10  Maximum Rate. In no event will the interest rate on the Note
               ------------
exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount previously collected against the balance due or refund the amount to the Borrower.

         2.11  Prepayments. A Floating Rate Loan may be prepaid at the option of
               -----------
the Borrower in whole or in part at any time without indemnity payment. A LIBOR Rate Loan is payable at the end of the applicable interest period selected and may not be prepaid without simultaneous payment to the Bank of all amounts set forth in section 2.4 hereof.

         2.12  Nonusage Fee. The Borrower shall pay the Bank a nonusage fee on
               ------------
the average daily unused portion of the Revolving Credit Facility at a rate of
12.5 basis points per annum, payable quarterly in arrears at the end of the quarter for which the fee is owing.

                     ARTICLE III. CONDITIONS TO BORROWING

         3.1   Conditions to Borrowing. The Bank will not be obligated to make
               -----------------------
(or continue to make) advances hereunder unless (i) the Bank has received executed copies of the Note and all other documents or agreements applicable to the loans described herein (collectively with this Agreement the "Loan Documents"), in form and content satisfactory to the Bank; (ii) the Bank has received certified copies of the Articles of Incorporation and By-Laws and a certificate of status of the Borrower and the Subsidiaries; (iii) the Bank has received a certified copy of a resolution or authorization in from and content satisfactory to the Bank confirming the matters outlined in paragraph 4.1 and such other matters as the Bank requests; (iv) no default exists under this Agreement or under any other Loan Documents, or under any other agreements by and between the Borrower and the Bank and no condition or event will exist or have occurred which with the passage of time, the giving of notice or both would constitute a default under this Agreement or under any other Loan Documents or under any other agreements by and between the Borrower and the Bank; and (v) all proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other documents applicable thereto, will be satisfactory to the Bank and its counsel.

                     ARTICLE IV. WARRANTIES AND COVENANTS

         During the term of this Agreement, and while any part of the credit granted the Borrower is available or any obligations under any of the Loan Documents are unpaid or outstanding, the Borrower warrants and agrees as follows:

         4.1   Organization and Authority. The Borrower is a validly existing
               --------------------------
corporation in good standing under the laws of its state of organization, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business an down its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within the Borrower's power; (ii) have been duly authorized by proper corporate action; (iii) do not require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which the Borrower is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

         4.2   Subsidiaries.
               ------------

               (a)  The Borrower's only direct subsidiary is the Subsidiary
Bank.

               (b) The Subsidiary Bank (i) has authorized, issued and outstanding 510,000 shares of common stock, par value $10.00 per share, which are duly authorized, validly issued, fully paid and non-assessable, of which the Borrower owns 510,000 shares, free and clear of any liens, charges, encumbrances, rights of redemption, preemptive rights or rights of first refusal of any kind or nature whatsoever, except liens in favor of the Bank and (ii) has no shares of capital stock (common or preferred), or securities or other obligations convertible into any of the foregoing, authorized or outstanding and has no outstanding offers, subscriptions, warrants, rights or other agreements or commitments obligation it to issue or sell any of the foregoing. The Subsidiary Bank also has authorized 1,100,000 shares of Class B preferred stock, $25.00 par value per share, none of which are issued or outstanding. The Class B preferred stock is issuable to the holders of preferred stock of D&N Capital Corporation ("DNCC") in the event of certain "catastrophic" defaults by DNCC.

         4.3   Litigation and Compliance with Laws. The Borrower and the
               -----------------------------------
Subsidiaries have compiled in all material respects with and will continue to comply with all applicable laws and regulations: (a) that regulate or are concerned in any way with its or their banking, including without limitation those laws and regulations relating to the investment of funds, lending of money, collection of interest, extension of credit, and location and operation of banking facilities; or (b) otherwise relate to or affect the business or assets of Borrower or any of the Subsidiaries or the asset owned, used or occupies by them. Except to the extent previously disclosed to Bank, there are not claims, actions, suits, or proceedings pending or to the best knowledge of Borrower, threatened or contemplated against or affecting Borrower or any of the Subsidiaries, at law or in equity, or before any federal, state or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order of any kind in existence against or restraining Borrower or any of the Subsidiaries, or any of their officers, employees or directors, from taking any action of any kind in connection with the business of Borrower or any of the Subsidiaries. Except to the extent previously disclosed to the Bank, neither Borrower nor any of the Subsidiaries has (x) received from any regulatory authority any criticisms, recommendations or suggestions of a material nature, and Borrower has no reason to believe that any such is contemplated, concerning the capital structure of any of the Subsidiaries, loan policies or portfolio, or other banking and business practices of any of the Subsidiaries that have not been resolved to the satisfaction of such regulatory authorities or (y) entered into any memorandum of understanding or similar arrangement with any federal or state regulator relating to any unsound or unsafe banking practice or conduct or any violation of law respecting the operations of the Borrower or the operations of any of the Subsidiaries.

         4.4   F.D.I.C. Insurance. The Subsidiary Bank is insured as to
               ------------------
deposits by the Federal Deposit Insurance Corporation and no act has occurred which could adversely affect the status of the Subsidiary Bank as an insured bank.

         4.5   Corporate Existence; Business Activities; Assets. The Borrower
               ------------------------------------------------
will and will cause each Subsidiary to (i) preserve its corporate existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement; (iii) not liquidate, dissolve; merge or consolidate with or into another entity; and
(iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

         4.6   Use of Proceeds; Margin Stock; Speculation. Advances by the Bank
               ------------------------------------------
hereunder will be used exclusively by the Borrower to refinance existing indebtedness of the Borrower and for other working capital and lawful purposes. The Borrower will not use any of the loan proceeds to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds will be used for speculative investment purposes, including, without limitation, speculation or hedging in the commodities and/or futures market.

         4.7   Restriction on Liens; Negative Pledges. The Borrower will not,
               --------------------------------------
without the Bank's prior written consent, create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the capital stock of the Subsidiary Bank, now owned or hereafter acquired by the Borrower. The Borrower further agrees that the Borrower shall not, without the bank's prior written consent, enter into, or become a party or subject to, any negative pledge agreement relating to any of the Borrower's assets with any third party except for the Bank.

         4.8   Restriction on Contingent Liabilities. The Borrower will not
               -------------------------------------
guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks in the ordinary course of business.

         4.9   Insurance. The Borrower will maintain and cause each Subsidiary
               ---------
to maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and is usual and customary to similar banking operations, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers' compensation insurance.

         4.10  Taxes and Other Liabilities. The Borrower will pay and discharge,
               ---------------------------
and cause each Subsidiary to pay and discharge when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will avoid foreclosure of liens securing such items, and with adequate reserves provided therefor.

         4.11  Financial Statements and Reporting. The financial statements and
               ----------------------------------
other information previously provided to the Bank or provided to the Bank in the future are or will be complete and accurate and prepared in accordance with generally accepted accounting principles. There has been no material adverse change in the Borrower's financial condition since such information was provided to the Bank. The Borrower will, and will cause the Subsidiary Bank, to (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request, provide the Bank with the following information:

               (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower's annual audited financial statements prepared by an accounting firm acceptable to the Bank; and

               (b) Within 45 days of the end of each quarter, quarterly call reports prepared on FFIEC forms, or any successors thereto, of the Subsidiary Bank prepared in accordance with the guidelines of the regulatory agency which regulates such Subsidiary Bank (of which copies are made available at FDIC.com); and

                (c) As soon as available, copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the SEC or other governmental agency having regulatory authority over the Borrower or any Subsidiary or with any national securities exchange; and

               (d) Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of obligations of the Borrower or any Subsidiary pursuant to the terms of any indenture, loan or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this paragraph 4.11; and

               (e) Promptly, and in any event within 10 days, after the Borrower has knowledge thereof, a statement of the chief financial officer of the Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a default hereunder or under any other material agreement or to which the Borrower or any Subsidiary is a party, together with a statement of the actions which the Borrower proposes to take with respect thereto; and (ii) any pending or threatened litigation or administrative proceeding of the type described in paragraph 4.3; and

               (f) Notice of any memorandum of understanding or any other agreement with any banking regulatory agencies, or cease and desist order, immediately after entered into by or issued against Borrower or any Subsidiary; and

               (g) Promptly after request therefor, any other information concerning the business affairs and financial condition of the Borrower or any Subsidiary as the Bank may reasonably request.

               (h) Within 45 days after the end of each quarter of each fiscal year of the Borrower, Borrower shall deliver to the Bank a statement of covenant compliance hereunder in form acceptable to the Bank as well as copies of any other compliance certificate given in connection with any other indebtedness of the Borrower.

         4.12  Information. The Borrower will make available for review by the
               -----------
Bank, promptly upon Bank's request, financial statements, call reports and any other records or documents of the Borrower or the Subsidiary Bank. The Borrower and the Subsidiary Bank will obtain the consent of any person or regulator which it deems necessary or appropriate for disclosure of the information described above.

         4.13  Access to Records. The Borrower will permit representatives of
               -----------------
the Bank to visit and inspect any of the properties and examine any books and records of the Borrower and the Subsidiary Bank, at any reasonable time and as often as the Bank may reasonably desire.

         4.14  Acquisitions and Investments. The Borrower will not acquire any
               ----------------------------
other business or make any loan, advance or extension of credit to, or invest in, any other person, corporation or other entity, including investments acquired in exchange for stock or other securities or obligations of any nature of the Borrower or any Subsidiary, or create or participate in the creation of any Subsidiary or joint venture, except:

               (a) investments in (i) bank repurchase agreements; (ii) savings accounts or certificates of deposit in a financial institution of recognized standing; (iii) obligations issued or fully guarantees by the United States; and
(iv) prime commercial paper maturing within 90 days of the date of acquisition by the Borrower or a subsidiary;

               (b) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items;

               (c)  investments in the Subsidiary by the Borrower;

               (d) investments shown on the most recent financial statements of the Borrower provided to the Bank and investments similar to such investments, subject to the limits set forth in subsection (g) below;

               (e) with respect to a Subsidiary; loans, advances or extensions of credit made, or deposits taken, or investments or acquisitions made, in the ordinary course of the business of such Subsidiary;

               (f) investments in, or the acquisition of, or the merger or share exchange with, any financial institution(s) (including an holding company(ies)), provided Borrower remains in existence after any such transaction; and

               (g) investments in, or the acquisition of, or the merger or share exchange with, any non-financial institution (including, without limitation, partnerships (limited, limited liability or general), limited liability companies, corporations, and trusts), either directly by Borrower or through any Subsidiary of Borrower.

         Notwithstanding anything to the contrary express or implied herein, at any time and from time-to-time, Borrower (1) may sell, dispose of, "spin-off" (in a public distribution or otherwise), exchange or convert into another form or type of interest, or transfer all or part of either its interests in, or the assets or liabilities of, any Subsidiary (other than the Subsidiary Bank), and
(2) may transfer any or all of the employees, operations, assets or liabilities of any Subsidiary (other than the Subsidiary Bank) to any other Subsidiary (including, without limitation, the Subsidiary Bank).

         4.15  Limitation on Funded Indebtedness and Indebtedness. The Borrower
               --------------------------------------------------
will not, and will not permit any Subsidiary to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable in respect of any:

               (a) Funded Indebtedness unless, after giving effect thereto, Funded Indebtedness shall not exceed 70% of Consolidated Net Worth;

               (b) Indebtedness unless, after giving effect thereto, Indebtedness shall not exceed 75% of Consolidated Net Worth. As used in this Agreement, "consolidated" means the Borrower and all Subsidiaries as reported on a consolidated basis under GAAP.

         4.16  Consolidated Tangible Equity Capital. The Borrower will at all
               ------------------------------------
times maintain Consolidated Tangible Equity Capital in an amount no less than 6.5% of Consolidated Assets.

         4.17  Nonperforming Assets. The Borrower's consolidated ratio of
               --------------------
Nonperforming Assets to loans, including loans held for sale, and other real estate owned will not exceed 3.0%. "Nonperforming Assets" means loans contractually past due 90 or more days, loans in non-accrual, and other real estate owned.

         4.18  Double Leverage Ratio. The Borrower's consolidated Double
               ---------------------
Leverage "Double Leverage Ratio" means the ratio of (a) equity investments of the Borrower and its bank Subsidiaries to (b) the Consolidated Net Worth of the Borrower and Subsidiaries.

         4.19  Return on Assets. The Borrower's consolidated return on assets
               ----------------
shall equal or exceed .75% of total assets excluding restructuring and merger charges or extraordinary items.

                             ARTICLE V. COLLATERAL

         5.1   Collateral. This Agreement and the Note are unsecured. However,
               ----------
the Borrower is subject to the negative pledge provisions of section 4.7 hereof. The information in this Agreement V is for information only and the omission of any reference to an agreement will not effect the validity or enforceability thereof. The rights and remedies of the Bank outlined in this Agreement and the documents identified above are intended to be cumulative.

         5.2   Credit Balances; Setoff As additional security for the payment of
               -----------------------
the obligations described in the Loan Documents and any other obligations of the Borrower to the Bank of any nature whatsoever (collectively the "Obligations"), the Borrower hereby grants to the Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Bank. The Bank may at any time upon the occurrence of a default hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between the Borrower and the Bank) set off against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

                             ARTICLE VI. DEFAULTS

         6.1   Defaults. Notwithstanding any cure periods described below, the
               --------
Borrower will immediately notify the Bank in writing when the Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following will constitute a default:

               (a)  Nonpayment. The Borrower fails to pay (i) any interest due
                    ----------
on the Note or any fees, charges, costs or expenses under the Loan Documents by 5 days after the same becomes due; or (ii) any principal amount of the Note when due.

               (b)  Nonperformance. The Borrower or any guarantor of Borrower's
                    --------------
Obligations to the Bank ("Guarantor") fails to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f) or (g) of this paragraph 6.1) required to be performed or observed by the Borrower or any Guarantor hereunder or under any other Loan Document or other agreement with or in favor of the Bank.

               (c)  Misrepresentation. Any financial information, statement,
                    -----------------
certificate, representation or warranty given to the Bank by the Borrower or any Guarantor (or any of their representatives) in common with entering into this Agreement or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, proves untrue or misleading in any material respect (as determined by the Bank in the exercise of its judgment) as of the time when given.

               (d)  Default on Other Obligations. The Borrower, any Guarantor,
                    ----------------------------
or any Subsidiary will be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by the Borrower, any Guarantor or any Subsidiary to the Bank or any indebtedness in excess of $5,000,000 owing by the Borrower to any third party, and the period of grace, if any, to cure said default will have passed.

               (e)  Judgments. Any judgment is obtained against the Borrower,
                    ---------
any Guarantor or any Subsidiary which, together with all other outstanding unsatisfied judgments against the Borrower (or such Guarantor or Subsidiary), exceeds the sum of $5,000,000 and remains unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

               (f)  Inability to Perform; Bankruptcy/Insolvency. (i) the
                    -------------------------------------------
Borrower, any Guarantor or any Subsidiary dies or ceases to exist; or (ii) any Guarantor attempts to revoke any guaranty of the Obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason;

or (iii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is commenced under any Federal or state law by or against the Borrower, any Guarantor or any Subsidiary; or (iv) the Borrower, any Guarantor or any Subsidiary becomes the subject of any out-of-court settlement with its creditors; or (v) the Borrower, any Guarantor, or any Subsidiary is unable or admits in writing its inability to pay its debts as they mature; or (vi) the Borrower or any Subsidiary is closed or taken over by a Regulatory Agency.

               (g)  Adverse Change. There is a material adverse change in the
                    --------------
business, properties or financial condition of the Borrower, an y Guarantor or any Subsidiary.

               (h)  Regulatory Orders. The Borrower or any Subsidiary enters
                    -----------------
into any memorandum of understanding or other agreement with any banking regulatory agency relating to any unsound or unsafe banking practice or conduct or any violation of law respecting the operation of Borrower or such Subsidiary; or Borrower or any Subsidiary or any of their officers , employees, or directors become the subject of a judicial or administrative determination restraining any of them from taking any actions of any kind in connection with the business of Borrower or such Subsidiary, assessing a civil penalty, finding that any criminal offense occurred in connections with the operations of Borrower or such Subsidiary, or suspending or removing any officer or director of Borrower or such Subsidiary.

         6.2   Termination of Loan; Additional Bank Rights. Upon the occurrence
               -------------------------------------------
of any of the events identified in paragraph 6.1, the Bank may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between the Borrower and the Bank) (i) immediately terminate its obligation, if any, to make additional loans to the Barrower; (ii) set off; and/or (iii) take such other steps to protect or preserve the Banks interest in any collateral, including without limitation, notifying account debtors to make payments directly to the Bank, advancing funds to protect any collateral and insuring collateral at the Borrower's expense; all without demand or notice of any kind, all of which are hereby waived.

          6.3  Acceleration of Obligations. Upon the occurrence of an of the
               ---------------------------
events identified in paragraphs 6.1(a) through 6.1(e) and 6.1(g) and 6.1(h), and the passage of any applicable cure periods, the Bank may at any time thereafter,
(i) by written notice to the Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding any thing to the contrary contained herein or in any of the other Loan Documents; and (ii) require the Borrower to cause the Subsidiary Bank to appoint an independent transfer agent for the purpose of registering and transferring ownership of the capital stock of the Subsidiary Bank. Upon the occurrence of any event under paragraph 6.1(f), the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in paragraph 6.1, paragraph 6.2 or this section will limit the Bank's right to set off as provided in paragraph 5.2 or otherwise in this Agreement.

         6.4   Other Remedies. Nothing in this Article VI is intended to
               --------------
restrict the Bank's rights under any of the Loan Documents or at law, and the Bank may exercise all such rights and remedies as and when they are available.

                          ARTICLE VII. MISCELLANEOUS

         7.1   Delay; Cumulative Remedies. No delay on the part of the Bank in
               --------------------------
exercising any right, power or privilege hereunder or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which the Bank would otherwise have.

         7.2   Relationship to Other Documents. The warranties, covenants and
               -------------------------------
other obligations of the Borrower (and the rights and remedies of the Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give the Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

         7.3   Participations; Guarantors. The Bank may, at its option, sell all
               --------------------------
or any interests in the Note and other Loan Documents to other financial institutions. Any purchaser of an interest in the Note is hereinafter referred to as a "Participant". In connection with such sales (and thereafter), the Bank may disclose any financial information the Bank may have concerning the Borrower to any such Participant or potential Participant. From time to time, the Bank may, in its discretion and without obligation to the borrower, any guarantor or any other third party, disclose information about the Borrower and this Agreement to any guarantor, surety or other accommodation party. This provision does not obligate the Bank to supply any information or release the borrower from its obligation to provide such information, and the Borrower agrees to keep all Guarantors advised of its financial condition and other matters which may be relevant to the Guarantors' obligations to the Bank.

         7.4   Expenses and Attorneys' Fees. The Borrower will reimburse the
               ----------------------------
Bank and any Participant for all attorneys' fees and all other costs, fees and out-of-pocket disbursements (including fees and disbursements of both inside counsel and outside counsel) incurred by the Bank or any Participant in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents, including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: filing, perfecting or confirming the priority of the Bank's lien, title searches or insurance, appraisals, environmental audit and other reviews related to the Borrower, any collateral or the loans, if requested by the Bank). The Borrower will also reimburse the Bank and any Participant for all costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral (including fees and disbursements of both inside and outside counsel).

         7.5   Successors. The rights, options, powers and remedies granted in
               ----------
this Agreement and the other Loan Documents will extend to the Bank and to its successors and assigns, will be binding upon the Borrower and its successors and assigns and will be applicable hereto and to all renewals and/or extensions hereof.

         7.6   Indemnification. Except for harm arising from the Bank's willful
               ---------------
misconduct, the Borrower hereby indemnifies and agrees to defend and hold the bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against the Bank relating to claims by third parties arising out of the financing provided under the Loan Documents. This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations due the Bank.

         7.7   Notice of Claims Against Bank; Limitation of Certain Damages. In
               ------------------------------------------------------------
order to allow the Bank to mitigate any damages to the Borrower from the Bank's alleged breach of its duties under the Loan Documents or any other duty, if any, to the Borrower, the Borrower agrees to give the Bank prompt written notice of any claim or defense it has against the Bank, whether in tort or contract, relating to any action or inaction by the Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. The requirement of providing timely notice to the bank represents the parties'; agreed-to standard of performance regarding claims against the Bank. Notwithstanding any claim that the Borrower may have against the Bank, and regardless of any notice the Borrower may have given the Bank, the Bank will not be liable to the Borrower for consequential and/or special damages arising therefrom, except those damages arising from the Bank's willful misconduct.

         7.8   Notices. Although any notice required to be given hereunder or
               -------
under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when placed in the United States Mail, with postage prepaid, or sent by overnight delivery service, or sent by telex or facsimile, in each case to the address set forth below or as amended.

         7.9   Payments. Payments due under the Note and other Loan Documents
               --------
will be made in lawful money of the United States, and the Bank is authorized to charge payments due under the Loan Documents against any account of the Borrower. All payments may be applied by the Bank to principal, interest, and other amounts due under the Loan Documents in any order which the Bank elects.

         7.10  Applicable Law and Jurisdiction; Interpretation; Joint Liability.
               ----------------------------------------------------------------
This Agreement and all other Loan Documents will be governed by and interpreted in accordance with the internal laws of the state where the Bank's main office is located, except to the extent superseded by Federal law. Invalidity of any provisions of this Agreement will not affect any other provision. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION WHERE THE BANK'S OFFICE WHICH IS DESIGNATED IN THE NOTE AS THE PLACE FOR PAYMENT IS LOCATED (OR, IN THE ABSENCE OF SUCH DESIGNATION, THE BANK'S MAIN OFFICE), AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS,
                              --------------------
CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTES, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, FOR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein will affect the Bank's rights to serve process in any manner permitted by law, or limit the Bank's right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only upon the Bank's receipt of the executed originals thereof. If there is more than one Borrower, the liability of the Borrowers will be joint and several, and the reference to "Borrower" will be deemed to refer to all Borrowers.

         7.11  Copies; Entire Agreement; Modification. The Borrower hereby
               --------------------------------------
acknowledges the receipt of a copy of this Agreement and all other Loan
Documents.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN YOU AND THIS LENDER, WHICH OCCURS AFTER RECEIPT BY YOU OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

         7.12  Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY JOINTLY
               --------------------
AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

                        [Signatures on following page]

         IN WITNESS WHEREOF, the undersigned having executed this REVOLVING CREDIT AGREEMENT as of December 29, 2000.


                                         REPUBLIC BANCORP, INC.

                                         By: __________________________________
                                         Name: ________________________________
                                         Title: _______________________________

                                         FIRSTAR BANK, NATIONAL ASSOCIATION

                                         By: __________________________________
                                         Name: ________________________________
                                         Title: _______________________________

                             REVOLVING CREDIT NOTE

$30,000,000                                                   December 29, 2000

         FOR VALUE RECEIVED, the undersigned borrower (the "Borrower"), on or before the Revolving Note Maturity Date (as defined in the Credit Agreement referred to below), promises to pay to the order of Firstar Bank, National Association (the "Bank"), at its main office in Milwaukee, Wisconsin, the principal sum of Thirty Million Dollars ($30,000,000), or such lesser amount as is shown to be outstanding from time to time at such rates and at such times as set forth in the Credit Agreement hereinafter referred to.

         Without affecting the liability of any Borrower, indorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security from the payment of this Note, or agree not to sue any party liable on it.

         This Revolving Credit Note constitutes the Note issued under a Revolving Credit Agreement dated as of December 29, 2000, between the Borrower and the Bank, to which Agreement reference is hereby made for a statement of the terms and conditions under which loans evidenced hereby were or may be made and a description of the terms and conditions upon which the maturity of this Note may be accelerated.

         The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees.

                                             REPUBLIC BANCORP, INC.

                                             By: ______________________________
                                             Name: ____________________________